EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                October 15, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re: Central and South West Corporation, et al. Form U-1 Declaration

Dear Sirs:

                  We refer to the Form U-1 Declaration (the "Declaration") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, CSW Energy, Inc., a Texas corporation ("Energy"), and EnerShop, Inc., a Delaware corporation ("EnerShop" and, together with CSW and Energy, the "Applicants"). The Declaration relates to the Applicants' request for authority under the 1935 Act to provide various types of credit support to the Applicants' subsidiaries that qualify as Energy-Related Companies under Rule 58 (the "Guarantees"), as more fully described in the Declaration. We have acted as counsel for the Applicants in connection with the filing of the Declaration.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Applicants and other appropriate persons and statements contained in the Declaration.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Guarantees are consummated in accordance with the Declaration, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Guarantees as described in the Declaration will have been complied with.

                  2. The Energy-Related Companies are or will be each validly incorporated and duly existing under the laws of their respective States of incorporation.

                  3. Any debt securities guaranteed by the Applicants in accordance with an order permitting the Declaration to become effective will be valid and binding obligations of the issuing Energy-Related Company in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

                  4. The consummation of the proposed Guarantees as described in the Declaration will not violate the legal rights of the lawful holders of any securities issued by the Applicants or any associate company of the Applicants.

                  The opinions expressed above in respect of the proposed Guarantees as described in the Declaration are subject to the following assumptions or conditions:

                  a. The Guarantees shall have been duly authorized and approved to the extent required by state law by the respective Boards of Directors of the Applicants.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Declaration to become effective with respect to the Guarantees described therein.

                  c. The Guarantees shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Declaration.

                                      Very truly yours,



                                      MILBANK, TWEED, HADLEY & McCLOY